UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 18, 2007

Date of report (Date of earliest event reported)

SUPER LUCK, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	33-1123472
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Rm 1901-2, Lucky Building 39 Wellington Street, Central, Hong Kong 852-2802 8663 (Address and telephone number of principal executive offices and principal place of business)
Gary S. Joiner, Esq. Frascona, Joiner, Goodman & Greenstein, P.C. 4750 Table Mesa Drive, Boulder, Colorado 80305 (303) 494-3000 (Name, address and telephone number of agent for service)

ITEM 5.02     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS, OR APPOINTMENT OF PRINCIPAL OFFICERS

On January 18, 2007, Ms. Aliana Chiu resigned as the Secretary of Super Luck. Ms. Chiu was responsible for assisting the President and the Chief Executive Officer in the management of the Company.

      There were no disagreements between Ms. Chiu and the Company on any matter relating to the Company's operations, policies or practices, which resulted in her resignation.

    Wilson Cheung has been appointed as the new Secretary of Super Luck.  Mr. Cheung has more than ten years working experience in the investment banking and corporate finance areas in Hong Kong markets.  Mr. Cheung has been the Director and President of Super Luck, Inc. since August 2005. In July 2005, he became a managing director of Easterly Financial Investment Limited, a Hong Kong corporation, which provides financial advisory services in the Asia Pacific region. Mr. Cheung was with First Asia Finance Group Limited from December 2001 to July 2005. Mr. Cheung worked as a junior executive officer in the corporate finance department with Oriental Patron Asia Limited, an investment bank specializing in corporate finance, from September 1999 to September 2000; as an Assistant Manager with Kingsway Capital Limited, an investment bank specializing in corporate finance from October 2000 to May 2001; and as a Manager with Core Pacific - Yamaichi International (H.K.) Limited in Hong Kong from June 2001 to November 2001, engaging in the provision of corporate finance, financial advisory, and securities placement and underwriting services . Mr. Cheung holds a Bachelor of Business degree from the Swinburne University of Technology in Melbourne, Australia.  Currently, Mr. Cheung devotes 25% of his time to Super Luck. He obtained an Executive MBA in the Chinese University of Hong Kong in 2006. Since July 2005, Mr. Cheung has been the managing director of Easterly Financial Investment Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPER LUCK, INC.

Date: January 22, 2007	By: /s/ Wilson Kin Cheung Wilson Kin Cheung, President and Director